UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2005

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

130 Waverly Street

Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

In March 2005, the Board of Directors of Vertex Pharmaceuticals Incorporated (the "Company") reviewed compensation for non-employee directors. In order to provide competitive compensation to attract and retain qualified non-employee directors, and in light of an increasing workload, the Board of Directors changed the Company's non-employee director cash compensation arrangements.

Effective as of March 14, 2005, the annual cash compensation for serving on the Board of Directors now includes an annual retainer of $25,000, plus $2,500 for each Board meeting attended and $500 for each committee meeting attended on a regular Board meeting day. If a committee meeting is held on a day other than a regular Board meeting day, the meeting fee is $1,000. Meetings held by conference call are compensated at the rate of $375 per meeting. The Chair of the Corporate Governance and Nominating Committee receives an annual retainer of $20,000. The Chair of the Audit Committee receives an annual retainer of $15,000. The Chair of the Management Development and Compensation Committee receives an annual retainer of $10,000.

In addition, each non-employee director, upon initial election or appointment to the Board, receives a non-qualified option to purchase 20,000 shares of common stock at an exercise price equal to the common stock’s then fair market value.  Those options vest quarterly over a four-year period from the date of grant, based on continued service on the Board.  Each non-employee director in office on June 1 of each year will also receive a non-qualified option to purchase10,000 shares of common stock, exercisable immediately, at a price equal to the fair market value per share of the Company’s common stock on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: March 18, 2005	/s/ Kenneth S. Boger
Kenneth S. Boger
Senior Vice President and General Counsel